Exhibit 10.13

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), is to provide a total compensation package that enables the Corporation attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Corporation or its subsidiaries. This policy will become effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”).

In furtherance of this purpose, following the Effective Date, all non-employee directors shall be paid cash compensation for services provided to the Corporation as set forth below.

	Annual Retainer	In-Person Attendance Per Meeting	Telephonic Attendance Per Meeting
Board
Chairman of the Board	$40,000	$2,000	$1,000
Other Directors	$25,000	$2,000	$1,000
Audit Committee
Committee Chairman	$35,000	$1,000	$1,000
Committee Members	—	$1,000	$1,000
Compensation Committee
Committee Chairman	$35,000	$1,000	$1,000
Committee Members	—	$1,000	$1,000
Nominating and Corporate Governance Committee
Committee Chairman	$30,000	$1,000	$1,000
Committee Members	—	$1,000	$1,000

The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that non-employee directors who join the board during the calendar year, and with respect to all non-employee directors for 2010, such amounts shall be pro rated based on the number of calendar days served by such director.

The non-employee directors shall also be eligible to participate in the Corporation’s stock option plans on a case by case basis. Following the Effective Date, each person who is appointed or elected to the Board of Directors, or is re-elected to the Board of Directors, as a non-employee director will be eligible to receive an initial option to purchase that number of shares of the Company’s common stock that represents 0.1% of the Company’s total number of outstanding shares of capital stock on a fully-diluted basis, assuming the exercise of all outstanding options and warrants and the conversion of all outstanding convertible securities on the date he or she first becomes (or is re-elected as) a non-employee director (the “Initial Director Option Grant”). For so long as the non-employee director remains on the Board of

Directors, the Initial Director Option Grant shall vest one-third (1/3) on each one-year anniversary of the date of grant. For so long as the non-employee director remains on the Board of Directors, the non-employee director will be eligible to receive an additional option to purchase that number of shares of the Company’s common stock that represents 0.05% of the Company’s total number of outstanding shares of capital stock on a fully-diluted basis, assuming the exercise of all outstanding options and warrants and the conversion of all outstanding convertible securities on the grant, such award to be made each year immediately after the Company’s annual meeting of stockholders (the “Annual Director Option Grant” and together with the Initial Director Option Grant, the “Director Option Grants”). Director Option Grants become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. In addition, the form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing options will be granted at fair market value on the date of grant.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

ADOPTED BY THE BOARD OF DIRECTORS: September 15, 2010